Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of DarkHorse Technologies Inc. (formerly Sphere 3D Corp.) of our auditor's report dated March 24, 2026, relating to the financial statements of Cathedra Bitcoin Inc. and its subsidiaries, which appears in DarkHorse Technologies Inc.’s Current Report on Form 8-K filed on June 3, 2026.We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ SRCO Professional Corporation

SRCO Professional Corporation

CHARTERED PROFESSIONAL ACCOUNTANTS

Authorized to practice public accounting by the

Chartered Professional Accountants of Ontario

Richmond Hill, Ontario, Canada

October 9, 2026